Filed Pursuant to Rule 424(b)(7)
Registration No. 333-132177

Pursuant to Rules 457(r) and 457(c) under the Securities Act of 1933, the proposed maximum aggregate offering price and registration fee for up to 29,310,000 shares of common stock of Citigroup Inc. to be offered by the selling stockholder from time to time at indeterminate prices are computed on the basis of the average high and low prices of Citigroup’s common stock, as reported on the New York Stock Exchange, on September 28, 2007. Pursuant to Securities Act Rule 457(p), the filing fee of $42,147.43 is applied against the remaining $1,327,109.42 of the registration fee paid on September 27, 2006 by Citigroup Inc., and $1,284,961.99 remains available for future registration fees. No additional registration fee has been paid with respect to this offering.

RESALE PROSPECTUS

29,310,000 Shares of Common Stock

Who is offering the common stock and receiving proceeds from any sales. The shares of common stock described in this prospectus are being offered for sale from time to time by the selling stockholder named herein. The selling stockholder will receive all of the proceeds from any sales. Citigroup will not receive any of the proceeds.

How sales will be made; price of shares.  The selling stockholder may sell the shares of common stock at various times and in various types of transactions, including sales in the open market, sales in negotiated transactions and sales by a combination of these methods. Shares may be sold at the market price of the common stock at the time of a sale, at prices relating to the market price over a period of time, or at prices negotiated with the buyers of shares.

Fees and expenses.  The selling stockholder will pay all brokerage fees and commissions and similar sale-related expenses. Citigroup is paying expenses relating to the registration of the shares with the Securities and Exchange Commission.

Citigroup’s common stock is listed on the New York Stock Exchange under the symbol “C”. On October 3, 2007, the last reported sale price for Citigroup’s common stock on the New York Stock Exchange was $47.89 per share.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is October 4, 2007

TABLE OF CONTENTS

Forward-Looking Statements	1
Citigroup Inc.	1
Risk Factors	2
Use of Proceeds	2
Selling Stockholder	2
Plan of Distribution	3
Experts	4
Where You Can Find More Information	4
i

FORWARD-LOOKING STATEMENTS

This prospectus and the information incorporated by reference in this prospectus include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are based on Citigroup’s management’s beliefs and assumptions and on information currently available to Citigroup’s management. Forward-looking statements include information concerning Citigroup’s possible or assumed future results of operations and statements preceded by, followed by or that include the words “believes,” “expects,” “anticipates,” “intends,” “plans,” “estimates” or similar expressions.

Forward-looking statements involve risks, uncertainties and assumptions. Actual results may differ materially from those expressed in these forward-looking statements. Factors that could cause actual results to differ materially from these forward-looking statements include, but are not limited to, those discussed elsewhere in this prospectus and the documents incorporated by reference in this prospectus. You should not put undue reliance on any forward-looking statements. Citigroup does not have any intention or obligation to update forward-looking statements after it distributes this prospectus.

CITIGROUP INC.

Citigroup is a diversified global financial services holding company whose businesses provide a broad range of financial services to consumer and corporate customers. Citigroup has more than 200 million customer accounts and does business in more than 100 countries. Citigroup’s activities are conducted through the Global Consumer, Markets & Banking, Global Wealth Management and Alternative Investments business segments. Citigroup’s principal subsidiaries are Citibank, N.A., Citigroup Global Markets Inc. and Grupo Financiero Banamex, S.A. de C.V., each of which is a wholly-owned, indirect subsidiary of Citigroup. Citigroup was incorporated in 1988 under the laws of the State of Delaware as a corporation with perpetual duration.

Citigroup is a holding company and services its obligations primarily with dividends and advances that it receives from subsidiaries. Citigroup’s subsidiaries that operate in the banking and securities business can only pay dividends if they are in compliance with the applicable regulatory requirements imposed on them by federal and state bank regulatory authorities and securities regulators. Citigroup’s subsidiaries may be party to credit agreements that also may restrict their ability to pay dividends. Citigroup currently believes that none of these regulatory or contractual restrictions on the ability of its subsidiaries to pay dividends will affect Citigroup’s ability to service its own debt. Citigroup must also maintain the required capital levels of a bank holding company before it may pay dividends on its stock. Each of Citigroup’s major operating subsidiaries finances its operations on a stand-alone basis consistent with its capitalization and ratings.

Under the regulations of the Federal Reserve, a bank holding company is expected to act as a source of financial strength for its subsidiary banks. As a result of this regulatory policy, the Federal Reserve might require Citigroup to commit resources to its subsidiary banks when doing so is not otherwise in the interests of Citigroup or its shareholders or creditors.

Citigroup’s principal office is located at 399 Park Avenue, New York, NY 10043, and its telephone number is (212) 559-1000.

RISK FACTORS

Investing in Citigroup’s common stock involves risk. See the risk factors described in Citigroup’s Annual Report on Form 10-K for Citigroup’s most recent fiscal year, which is incorporated by reference in this prospectus. Before making an investment decision, you should carefully consider these risks as well as other information Citigroup includes or incorporates by reference in this prospectus. These risks could materially affect Citigroup’s business, results of operations or financial condition and cause the value of Citigroup’s common stock to decline. You could lose all or part of your investment.

USE OF PROCEEDS

All shares of common stock sold pursuant to this prospectus will be sold by the selling stockholder and Citigroup will not receive any of the proceeds from such sales.

SELLING STOCKHOLDER

The selling stockholder is Accivalmex Patrimonial, S.A. de C.V., a mutual fund authorized under the laws of Mexico and managed since December 2001 by Impulsora de Fondos Banamex, S.A. de C.V., one of Citigroup’s wholly-owned subsidiaries.

The registration of these shares does not necessarily mean that the selling stockholder will sell all or any of the shares.

The following table provides information regarding the beneficial ownership of Citigroup’s common stock by the selling stockholder as of October 1, 2007.

The information provided in the table below with respect to the selling stockholder has been obtained from the selling stockholder.

	Number of Shares	Number of Shares
Name of Selling Stockholder	Beneficially Owned	Being Offered (1)
Accivalmex Patrimonial, S.A. de C.V. (2)	29,310,000	up to 29,310,000

(1)	Represents less than 1% of Citigroup’s outstanding common stock.

(2)	The address of the selling stockholder is Av. Paseo de la Reforma No. 398, Col. Juarez, Deleg. Cuauhtemoc, 06600 Mexico, D.F., Mexico.

PLAN OF DISTRIBUTION

The shares of common stock may be offered from time to time by the selling stockholder or its donees, pledgees, transferees or other successors in interest for resale by this prospectus in one or more transactions at fixed prices, at market prices at the same time of sale, at varying prices determined at the time of sale or at negotiated prices. The selling stockholder may offer the shares of common stock in one or more of the following ways at various times:

•	to or through dealers or agents, which may include any broker-dealer subsidiary of Citigroup, including Smith Barney;

•	directly by the selling stockholder;

•	in brokerage transactions;

•	on any national or international securities exchange or quotation service on which the common stock may be listed or quoted at the time of sale, including the New York Stock Exchange and the Bolsa Mexicana de Valores;

•	in the over-the-counter markets;

•	in private transactions;

•	for settlement of short sales, or through long sales, options or transactions involving cross or block trades;

•	by pledge to secure debts and other obligations; or

•	a combination of any of the above transactions or by any other legally available means.

The selling stockholder may negotiate and pay broker-dealers’ commissions, discounts or concessions for their services. Broker-dealers engaged by the selling stockholder may allow other broker-dealers to participate in resales. The selling stockholder and any broker-dealers involved in the sale or resale of the common stock may qualify as “underwriters” within the meaning of Section 2(a)(11) of the Securities Act. In addition, the broker-dealers’ commissions, discounts or concessions may qualify as underwriters’ compensation under the Securities Act. If the selling stockholder qualifies as an “underwriter,” it will be subject to the prospectus delivery requirements of Section 5(b)(2) of the Securities Act.

The broker-dealer subsidiaries of Citigroup, including Smith Barney, are members of the National Association of Securities Dealers, Inc. and may participate in distributions of the offered securities. Accordingly, offerings of offered securities in which Citigroup’s broker-dealer subsidiaries participate will conform with the requirements set forth in Rule 2720 of the Conduct Rules of the Financial Industry Regulatory Authority, Inc.

EXPERTS

The consolidated financial statements of Citigroup Inc. as of December 31, 2006 and 2005, and for each of the years in the three-year period ended December 31, 2006, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006 have been incorporated by reference in this prospectus in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The report of KPMG LLP on the consolidated financial statements refers to changes in 2006, in Citigroup’s methods of accounting for defined benefit pensions and other postretirement benefits, stock-based compensation, certain hybrid financial instruments and servicing of financial assets, and in 2005, in Citigroup’s method of accounting for conditional asset retirement obligations associated with operating leases.

WHERE YOU CAN FIND MORE INFORMATION

As required by the Securities Act, Citigroup filed a registration statement (No. 333-132177) relating to the securities offered by this prospectus with the Securities and Exchange Commission. This prospectus is a part of that registration statement, which includes additional information. Citigroup has filed the exhibits discussed in this prospectus with the registration statement, and you should read the exhibits carefully for provisions that may be important to you.

Citigroup files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document Citigroup files at the SEC’s public reference room in Washington, D.C. You can also request copies of these documents, upon payment of a duplicating fee, by writing to the Public Reference Section of the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. These SEC filings are also available to the public from the SEC’s web site at http://www.sec.gov.

The SEC allows Citigroup to “incorporate by reference” the information it files with the SEC, which means that it can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. Information that Citigroup files with the SEC will automatically update the information in this prospectus. In all cases, you should rely on the later information over different information included in this prospectus. Citigroup incorporates by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (File No. 1-09924):

(a)	Annual Report on Form 10-K for the year ended December 31, 2006;

(b)	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2007 and June 30, 2007;

(c)	Current Reports on Form 8-K filed on January 9, 2007, January 19, 2007 (excluding the Item 2.02 Current Report on Form 8-K filed on that date), February 2, 2007, February 7, 2007, February 12, 2007, February 16, 2007, February 27, 2007, March 1, 2007, March 6, 2007, March 7, 2007, March 8, 2007, March 15, 2007, March 19, 2007, April 17, 2007, April 27, 2007, May 25, 2007, May 29, 2007, May 31, 2007, June 29, 2007, July 2, 2007, July 24, 2007, July 27, 2007, August 8, 2007, August 13, 2007, August 15, 2007, August 16, 2007, August 17, 2007, August 27, 2007, September 18, 2007, October 1, 2007 and October 2, 2007; and

(d)	Registration Statement on Form 8-B, dated May 10, 1988, describing Citigroup’s common stock, including any amendments or reports filed for the purpose of updating such description.

All documents Citigroup files pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before the later of (1) the completion of the offering of the securities described in this prospectus and (2) the date the broker-dealer subsidiaries of Citigroup stop offering securities pursuant to this prospectus shall be incorporated by reference in this prospectus from the date of filing of such documents.

You may request a copy of these filings, at no cost, by writing or telephoning Citigroup at the following address:

Citigroup Document Services
140 58th Street, Suite 8G
Brooklyn, NY 11220
(877) 936-2737 (toll free)
(718) 765-6514 (outside the U.S.)

You should only rely on the information provided in this prospectus, as well as the information incorporated by reference. Citigroup is not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information in this prospectus or any documents incorporated by reference is accurate as of any date other than the date of the applicable document. Citigroup’s business, financial condition, results of operations and prospects may have changed since that date.